Exhibit 99.1

[LETTERHEAD OF GREENMAN TECHNOLOGIES]

                                                           News Release
                                                           FOR IMMEDIATE RELEASE
Contacts:  Chuck Coppa, CFO or Bob Davis, CEO
           GreenMan Technologies, 781-224-2411

              GreenMan Technologies, Inc. Provides Update on Status
                         Of March 31, 2003 Georgia Fire

LYNNFIELD, Massachusetts - August 12, 2003 -- GreenMan Technologies, Inc. (AMEX: GRN)

"All waste wire processing equipment damaged in the March 31, 2003 fire has now been removed from our Georgia plant. We are awaiting final quotes to either repair or replace the damaged equipment and anticipate it will be another two to three months before re-establishing our Southeastern waste wire processing capacity ", said Bob Davis, GreenMan's President and Chief Executive Officer. Mr. Davis added, "Over the past two years, the Georgia facility served as the "proving ground" for our waste wire processing equipment. The valuable lessons learned regarding optimal equipment configuration, productivity and material handling systems have been incorporated and greatly benefited our new waste wire processing equipment installations in Iowa and Minnesota".

Chuck Coppa, GreenMan's Chief Financial Officer said, "Generally accepted accounting rules require us to recognize all expenses associated with the fire at the time they are known or can be reasonably estimated. As a result, the quarter ended June 30, 2003 will include over $250,000 of additional costs incurred thus far associated with the fire. Unfortunately, the same accounting rules preclude us from recognizing any additional offsetting insurance proceeds expected to be received until the amounts are paid or approved in writing by our insurance carrier. We estimate these amounts recoverable for losses incurred through the quarter ended June 30, 2003 should be sufficient, at a minimum, to recover the over $250,000 recorded in the third quarter; however, no assurances can be given on the amount of the recovery until the matter is settled by our insurance company. We are diligently working with our insurance carrier to resolve all remaining open items so we can settle this matter prior to our September 30, 2003 fiscal year end.

Mr. Coppa also added, "As discussed in May 2003, we had anticipated a profitable second half of the year, the magnitude of which would be positively impacted by our ability to quickly re-establish the Southeastern waste wire processing capacity, establishing similar capacity during the second half in Minnesota and commencing processing operations in Tennessee. The Minnesota waste wire processing system is expected to commence full production within several weeks and Tennessee is now operating at reduced capacity. Although we did not realize the anticipated cost savings and revenue enhancements during the third quarter, these initiatives are still expected to enhance our fourth quarter performance and beyond."


"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB for the fiscal year ended September 30, 2002. The Company disclaims any intent or obligation to update these "forward-looking" statements.